Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal Year 2016 Compared to Fiscal Year 2015 Results Reflecting a Decrease in Consolidated Comparable Sales and Pre-Tax Income Impacted by December Retail Traffic Declines

  Consolidated comparable sales decline of 4.4% in fiscal 2016
  GAAP pre-tax income of $5.3 million, including $5.7 million in adjustments in fiscal 2016
  At year end, the consolidated cash balance was $32.5 million; consolidated inventories were down $2.0 million, or 3.7%

ST. LOUIS--(BUSINESS WIRE)--February 16, 2017--Build-A-Bear Workshop, Inc. (NYSE:BBW) today reported results for the fourth quarter and fiscal year ended December 31, 2016.

Fourth Quarter 2016 Highlights (13 weeks ended December 31, 2016, compared to the 13 weeks ended January 2, 2016):

  Consolidated comparable sales declined 8.3%. In addition to the impact of the overall industry reported declines in mall traffic, principally in North America in December, the sales decrease versus expectations is attributable to:
    Changes in media and marketing tactics, shifts in licensed product sales and the execution of unplanned promotional activities;
    A decrease in Build-A-Bear gift card redemptions (despite a double-digit increase in fourth quarter gift card sales); and
    Missed e-commerce sales in December due to the inability of the Company’s systems to manage the increased traffic to its site.
  Pre-tax income was $3.5 million, including $4.7 million in adjustments, compared to pre-tax income of $9.9 million, including $0.8 million in adjustments, in the fiscal 2015 fourth quarter;
  Income tax expense was $3.2 million with an effective tax rate of 90.9%, driven by discrete tax items, compared to an income tax benefit of $10.2 million in the prior year’s fourth quarter driven by the reversal of the Company’s remaining U.S. tax valuation allowance in fiscal 2015;
  Net income was $0.3 million, or $0.02 per diluted share, compared to net income of $20.1 million, or $1.21 per diluted share, in the fiscal 2015 fourth quarter; and
  Adjusted net income was $5.0 million, or $0.31 per diluted share, compared to adjusted net income of $10.6 million, or $0.64 per diluted share, in the fiscal 2015 fourth quarter. (See Reconciliation of Net Income to Adjusted Net Income.)

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “After reporting three consecutive years of comparable sales increases and improved profitability, these results are clearly disappointing. Through November, consolidated comparable sales were positive despite slightly negative traffic levels. However, similar to industry reported retail trends, our December traffic levels abruptly reversed, which adversely impacted both sales and profit for the quarter and the year. That, along with shifts in licensed product demand particularly related to Star Wars, and changes in media and marketing activities, resulted in an overall decline in store transactions. Additionally, we were unable to offset the traffic trend with added promotions or convert the swing in consumer shopping behavior, including the buying shift to e-commerce, as our internal systems were unable to process the subsequently higher traffic to the website.

“Even with December’s disruption, we believe we are a stronger company than at the beginning of the turn-around in 2013. Our on-going strategies are designed to position Build-A-Bear for the future and are intended to further leverage the continuing power of our brand to grow our business with expanded revenue streams. We are focused on making key operational and marketing corrections. We will also continue to upgrade and diversify our real estate portfolio with our proven Discovery format, including a shift to non-traditional solutions, particularly given the significant number of leases that are coming to term in the next few years. Additionally, as previously reported, we plan to enhance our web platform and upgrade our e-commerce systems in 2017. Finally, although gift card redemption rates were below past levels, more Build-A-Bear gift cards were sold in the fourth quarter versus the prior year, which are expected to be redeemed in stores throughout 2017,” concluded Ms. John.

Additional Fourth Quarter 2016 Details (13 weeks ended December 31, 2016, compared to the 13 weeks ended January 2, 2016):

  Total revenues were $110.3 million compared to $117.7 million in the fiscal 2015 fourth quarter. The decline in total revenues reflects a decrease in consolidated comparable sales and unfavorable currency exchange rates partially offset by increases in commercial revenue from the Company’s strategic wholesale and licensing initiatives;
  Consolidated net retail sales were $107.7 million compared to $116.5 million in the fiscal 2015 fourth quarter;
  Consolidated comparable sales decreased 8.3%, including a 10.2% decrease in North America and a 0.4% decrease in Europe. Consolidated comparable e-commerce sales increased 2.0%;
  Sales from stores remodeled in the Company’s Discovery format in North America and the United Kingdom decreased an average of 1.7%;
  Retail gross margin declined 520 basis points to 46.0% compared to 51.2% in the fiscal 2015 fourth quarter, primarily driven by impairment charges and the deleveraging of fixed occupancy expenses; and
  Selling, general and administrative expense (“SG&A”) decreased $2.8 million to $47.0 million, or 42.6% of total revenues, compared to 42.4% of total revenues in the fiscal 2015 fourth quarter.

Fiscal Year 2016 (52 weeks ended December 31, 2016, compared to 52 weeks ended January 2, 2016):

  Total revenues were $364.2 million compared to $377.7 million in fiscal 2015;
  Consolidated net retail sales were $357.6 million compared to $372.7 million in fiscal 2015;
  Consolidated comparable sales decreased 4.4%, including a 4.5% decrease in North America and a 3.8% decrease in Europe. Consolidated comparable e-commerce sales increased 7.2%;
  Sales from stores remodeled in the Company’s Discovery format in North America and the United Kingdom increased an average of 4.0%;
  Retail gross margin decreased 190 basis points to 45.2% compared to 47.1% in fiscal 2015;
  SG&A decreased $2.4 million to $157.2 million, or 43.2% of total revenues, compared to 42.3% of total revenues in fiscal 2015;
  Pre-tax income was $5.3 million, including $5.7 million in adjustments, compared to a pre-tax income of $17.9 million, including $2.4 million in adjustments, in fiscal 2015;
  Income tax expense was $3.9 million with an effective tax rate of 74.1%, driven by discrete tax items, compared to an income tax benefit of $9.4 million, driven by the reversal of the remaining U.S. tax valuation allowance in fiscal 2015;
  Net income was $1.4 million, or $0.09 per diluted share, compared to net income of $27.3 million, or $1.59 per diluted share, in fiscal 2015; and
  Adjusted net income was $6.6 million, or $0.41 per diluted share, compared to adjusted net income of $19.3 million, or $1.12 per diluted share in fiscal 2015. (See Reconciliation of Net Income to Adjusted Net Income.)

Impact of Foreign Currency:

The Company estimates that the significant movement in the British pound sterling relative to the U.S. dollar had a negative impact on its 2016 revenues and pre-tax income of approximately $9.1 million and $3.1 million, respectively, as compared to the prior year. The transactional impact included in the Reconciliation of Net Income to Adjusted Net Income is a component of the impact on pre-tax income.

Store Activity:

In fiscal 2016, capital expenditures were $28.1 million to support the upgrade and repositioning of stores as well as investment in infrastructure. In fiscal 2016, the Company opened 22 locations and converted 24 stores into its Discovery format. The Company finished the year with 57 stores in the Discovery format across geographies. Sales at Discovery stores with prior year comparisons outperformed heritage stores in fiscal 2016. Depreciation and amortization was $16.2 million.

In fiscal 2017, the Company expects to open 20 to 25 new stores, close 5 to 10 stores and remodel 20 to 25 stores into a Discovery format. Capital expenditures are expected to be approximately $20 million to $25 million to support the store activity as well as further infrastructure improvements. Depreciation and amortization is expected to be $16 million to $18 million.

The Company ended the year with 346 stores, including 285 in North America, 60 in Europe and one in China. The Company’s international franchisees ended the year with 92 stores in 11 countries.

Balance Sheet:

As of December 31, 2016, cash and cash equivalents totaled $32.5 million. The Company ended fiscal 2016 with no borrowings under its revolving credit facility. Total inventory at year-end was $51.9 million compared to $53.9 million at 2015 year-end, a decrease of 3.7%.

Review of Strategic Alternatives:

In May 2016, the Company announced that its Board of Directors had authorized an exploration of a full range of strategic alternatives. No timetable has been set for the Company’s review process. The Company does not expect to comment further or update the market with any additional information on the process unless and until the Board of Directors deems disclosure appropriate or necessary. There is no assurance that this exploration will result in any strategic alternatives being announced or executed.

2017 Key Strategic Initiatives:

The Company expects to evolve and continue to execute its strategic plan with key initiatives in the areas outlined below, which are intended to drive long-term shareholder value:

Channel Evolution through Diversifying Real Estate and Upgrading E-Commerce Capabilities

The Company expects to continue to make improvements to its aged store fleet by leveraging its new Discovery format in conjunction with select natural lease events. The Company also expects to continue to diversify stores into non-traditional locations inclusive of its new, lower capital, more flexible “concourse shop” model following initial results of a fourth quarter test. As noted, the Company expects to add 20 to 25 new locations in fiscal 2017 and close 5 to 10 existing locations to finish 2017 with 356 to 366 company-owned retail locations.

Additionally, the Company expects its international franchisees to open approximately 10 stores in 2017, and it intends to add new franchise partners in select markets. Separately, the Company is planning a comprehensive enhancement of its website platform and upgrade of its e-commerce systems in order to capitalize on the changing consumer shopping patterns while expanding its enterprise selling capabilities.

Product Expansion through Owned Intellectual Property Development, Relevant Licensing and Outbound Brand Licensing into New Categories

To meet the needs of its core consumer base (boys and girls ages 3 to 12) while systematically building its secondary consumer segments (including collectors, gift-givers and its teen-plus target), the Company plans to continue to develop and expand its offering of successful intellectual property concepts balanced with core products and a comprehensive program of key licensed properties. The Company also expects to continue to expand its plush wholesale/corporate sales initiative and to build on its outbound branded licensed programs.

Brand and Experience Amplification through Marketing and Entertainment Integration

The Company intends to adjust its marketing programs to elevate and integrate efforts to create more synergy across channels while leveraging its content development strategy, which includes mobile apps, music videos, and other entertainment opportunities to increase engagement, improve efficiency and lead to profitable sales growth.

Continued Focus on Delivering Long-Term Profitability Improvement

The Company is focused on improving profitability through the execution of its stated strategies detailed above as well as disciplined expense management and on-going efforts in process and systems upgrades.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on February 23, 2017. The telephone replay is available by calling (844)-512-2921. The access code is 13654086.

About Build-A-Bear

Celebrating 20 years of business in 2017, Build-A-Bear is a global brand kids love and parents trust that seeks to add a little more heart to life. Build-A-Bear Workshop has approximately 400 stores worldwide where guests can create customizable furry friends, including company-owned stores in the United States, Canada, Denmark, Ireland, Puerto Rico, the United Kingdom and China, and franchise stores in Africa, Asia, Australia, Europe, Mexico and the Middle East. The company was named to the FORTUNE 100 Best Companies to Work For® list for the eighth year in a row in 2016. Build-A-Bear Workshop, Inc. (NYSE:BBW) posted a total revenue of $377.7 million in fiscal 2015. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning the potential outcome of exploring strategic alternatives, our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 17, 2016 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	December 31,	% of Total	January 2,	% of Total
	2016	Revenues (1)	2016	Revenues (1)
Revenues:
Net retail sales	$107,739	97.6	$116,469	99.0
Commercial revenue	1,711	1.6	624	0.5
Franchise fees	892	0.8	572	0.5
Total revenues	110,342	100.0	117,665	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	58,136	54.0	56,813	48.8
Cost of merchandise sold - commercial (1)	1,040	60.8	282	45.2
Selling, general and administrative	47,040	42.6	49,876	42.4
Store preopening	580	0.5	772	0.7
Interest expense (income), net	63	0.1	5	0.0
Total costs and expenses	106,859	96.8	107,748	91.6
Income before income taxes	3,483	3.2	9,917	8.4
Income tax (benefit) expense	3,165	2.9	(10,168)	(8.6)
Net income	$318	0.3	$20,085	17.1

Income per common share:
Basic	$0.02		$1.23
Diluted	$0.02		$1.21
Shares used in computing common per share amounts:
Basic	15,523,612		16,064,173
Diluted	15,711,227		16,255,329
(1)	Selected statement of income data expressed as a percentage of total revenues, except cost of merchandise sold - retail and cost of merchandise sold - commercial that are expressed as a percentage of net retail sales and commercial revenue, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income
(dollars in thousands, except share and per share data)

	52 Weeks		52 Weeks
	Ended		Ended
	December 31,	% of Total	January 2,	% of Total
	2016	Revenues (1)	2016	Revenues (1)
Revenues:
Net retail sales	$357,593	98.2	$372,715	98.7
Commercial revenue	4,312	1.2	2,783	0.7
Franchise fees	2,299	0.6	2,196	0.6
Total revenues	364,204	100.0	377,694	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	195,914	54.8	197,101	52.9
Cost of merchandise sold - commercial (1)	2,253	52.2	1,375	49.4
Selling, general and administrative	157,174	43.2	159,612	42.3
Store preopening	3,549	1.0	1,851	0.5
Interest expense (income), net	5	0.0	(143)	(0.0)
Total costs and expenses	358,895	98.5	359,796	95.3
Income before income taxes	5,309	1.5	17,898	4.7
Income tax (benefit) expense	3,932	1.1	(9,447)	(2.5)
Net income	$1,377	0.4	$27,345	7.2

Income per common share:
Basic	$0.09		$1.61
Diluted	$0.09		$1.59
Shares used in computing common per share amounts:
Basic	15,442,086		16,642,269
Diluted	15,622,273		16,867,356
(1)	Selected statement of income data expressed as a percentage of total revenues, except cost of merchandise sold - retail and cost of merchandise sold - commercial that are expressed as a percentage of net retail sales and commercial revenue, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	December 31,	January 2,
	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$32,483	$45,196
Inventories	51,885	53,877
Receivables	12,939	13,346
Prepaid expenses and other current assets	12,737	16,312
Total current assets	110,044	128,731

Property and equipment, net	74,924	67,741
Deferred tax assets	8,256	10,864
Other intangible assets, net	1,721	1,738
Other assets, net	4,650	4,260
Total Assets	$199,595	$213,334

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$27,861	$42,551
Accrued expenses	15,897	19,286
Gift cards and customer deposits	37,070	35,391
Deferred revenue	2,029	2,633
Total current liabilities	82,857	99,861

Deferred rent	15,438	12,156
Deferred franchise revenue	565	728
Other liabilities	1,623	1,175

Stockholders' equity:
Common stock, par value $0.01 per share	159	158
Additional paid-in capital	68,001	66,009
Accumulated other comprehensive loss	(12,727)	(9,971)
Retained earnings	43,679	43,218
Total stockholders' equity	99,112	99,414
Total Liabilities and Stockholders' Equity	$199,595	$213,334

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except for per square foot data)

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	December 31,	January 2,	December 31,	January 2,
	2016	2016	2016	2016

Other financial data:
Retail gross margin ($) (1)	$49,603	$59,656	$161,679	$175,614
Retail gross margin (%) (1)	46.0%	51.2%	45.2%	47.1%
Capital expenditures (2)	$9,906	$11,524	$28,119	$24,388
Depreciation and amortization	$4,598	$4,157	$16,171	$16,419

Store data (3):
Number of company-owned retail locations at end of period
North America			285	269
Europe			60	60
Asia			1	—
Total company-owned retail locations			346	329

Number of franchised stores at end of period			92	77

Company-owned store square footage at end of period (4)
North America			749,197	719,535
Europe			85,900	85,908
Asia			1,750	—
Total square footage			836,847	805,443

Net retail sales per gross square foot - North America (5)			$371	$394
Net retail sales per selling square foot - Europe (6)			£557	£551

Comparable sales change (7)
North America	(10.2)%	(4.2)%	(4.5)%	(0.0)%
Europe	(0.4)%	(10.0)%	(3.8)%	4.8%
Consolidated	(8.3)%	(5.6)%	(4.4)%	1.0%

Stores	(9.0)%	(6.9)%	(4.9)%	0.5%
E-commerce	2.0%	16.4%	7.2%	11.8%
Consolidated	(8.3)%	(5.6)%	(4.4)%	1.0%

(1)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes e-commerce. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and Denmark. In Asia, the store is located in China.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage.
(5)	Net retail sales per gross square foot represents net retail sales from stores open throughout the entire period divided by the total gross square footage of such stores in North America. Calculated on an annual basis only.
(6)	Net retail sales per selling square foot for Europe represents net retail sales in local currency from stores open throughout the entire period in Europe divided by the total selling square footage of such stores. Calculated on an annual basis only.
(7)	Comparable sales percentage changes are based on net retail sales and exclude the impact of foreign exchange. Stores are considered comparable beginning in their thirteenth full month of operation.

* Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income and income per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Adjusted Net Income
(dollars in thousands, except per share data)

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	December 31,	January 2,	December 31,	January 2,
	2016	2016	2016	2016
Net income	$318	$20,085	$1,377	$27,345

Store asset impairment (1) (7)	2,263	-	2,263	-
Duty dispute (2) (7)	1,972	459	1,972	459
Foreign exchange losses (3) (7)	304	323	326	1,800
China start-up costs (4) (7)	153	9	1,090	94
Income tax charges (5)	1,161	(10,296)	1,307	(10,296)
Income tax impact (6)	(1,187)	12	(1,753)	(100)

Adjusted net income	$4,984	$10,592	$6,582	$19,302

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	December 31,	January 2,	December 31,	January 2,
	2016	2016	2016	2016
Net income per diluted share	$0.02	$1.21	$0.09	$1.59

Store asset impairment (1)	0.14	-	0.14	-
Duty dispute (2)	0.12	0.03	0.12	0.03
Foreign exchange losses (3)	0.02	0.02	0.02	0.10
China start-up costs (4)	0.01	0.00	0.07	0.01
Income tax charges (5)	0.07	(0.62)	0.08	(0.60)
Income tax impact (6)	(0.07)	0.00	(0.11)	(0.01)

Adjusted net income per diluted share	$0.31	$0.64	$0.41	$1.12

(1)	Non-cash impairment charges recorded pursuant to a review of the recoverability of long-lived assets at underperforming individual stores and included in cost of merchandise sold - retail.
(2)	Non-cash charges related to an ongoing dispute with the customs authority in the United Kingdom related to duty on imports dating back to 2009, recorded under the provisions of U.S. GAAP. The Company continues to vigorously pursue the claim.
(3)	Represents the consolidated impact of foreign exchange rates on the re-measurement of balance sheet items not denominated in functional currency recorded under the provisions of U.S. GAAP and transactional gains and losses. This does not include any impact on margin associated with the translation of revenues or the foreign subsidiaries' purchase of inventory in U.S. dollars.
(4)	Represents the costs associated with opening the first company-owned location in China, including start-up costs and store preopening.
(5)	Includes the impact of changes in valuation allowances on deferred tax assets and certain discrete items. In 2016, the Company recorded a valuation allowance in certain foreign jurisdictions. In 2015, the Company reversed the valuation allowance on its domestic deferred tax assets.
(6)	Represents the aggregate impact of the pre-tax adjustments, excluding income tax valuation allowance on income tax expense for the respective periods.
(7)

These pre-tax adjustments totaled $4.7 million and $0.8 million for the 13 weeks ended December 31, 2016 and January 2, 2016, respectively, and $5.7 million and $2.4 for the 52 weeks ended December 31, 2016 and January 2, 2016, respectively.

CONTACT:
Investors:
Build-A-Bear Workshop
Voin Todorovic, 314-423-8000 x5221
or
Media:
Build-A-Bear Workshop
Beth Kerley
bethk@buildabear.com